Exhibit 3.3

AMENDMENT TO

ARTICLES OF INCORPORATION OF

COMPUTER ACCESS INTERNATIONAL, INC.

THE UNDERSIGNED, being the President and sole director of COMPUTER ACCESS INTERNATIONAL, INC., does hereby amend the Articles of Incorporation of COMPUTER ACCESS INTERNATIONAL, INC. as follows:

ARTICLE IV
SHARES

4.1 Shares. The total number of shares which the Corporation shall have the authority to issue is 100,100,000 shares which shall be divided into classes of which 100,000 shall be designated Preferred Stock, $100 par value, and 100,000,000 shares, $.0001 par value, which shall be designated Common Stock.

4.2 Preferred Stock. The board of directors is authorized, subject to limitations prescribed by law, to provide the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each series, and to fix the designation, powers, including voting rights, if any, preferences, and rights of the shares of each series, and any qualifications, limitations, or restrictions thereof.

4.3 Other Powers of the Board of Directors With Respect to Shares.

(a)	The board of directors may effectuate dividends payable in shares by issuance of shares of any class or series to holders of shares of any other class or series.
(b)	The board of directors may issue rights and options to acquire shares upon such terms as the board of directors shall determine.

IN WITNESS WHEREOF, I have hereunto subscribed to and executed this Amendment to Articles of Incorporation on this 12 day of December, 1996.

The Date of adoption of this amendment is December 12, 1996.

This amendment was adopted by the directors. Shareholder action was not required.

/s/ Nancy Schwartz
Nancy Schwartz, President and sole Director

State of Florida
County of Dade

The foregoing instrument was acknowledged before me this 12 day of December, 1996 by Nancy Schwartz, who is personally known to me, or who has produced _______as identification.

[NOTARY SEAL]
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